Prospectus Supplement No. 12	Filed pursuant to Rule 424(b)(3)
to Prospectus dated February 12, 2013	File No. 333-162712

INSPRO TECHNOLOGIES CORPORATION

This document supplements the prospectus, dated February 12, 2013, relating to offers and resales of up to 115,688,313 shares of our common stock, including 41,665,600 issuable upon conversion of shares of preferred stock and 44,332,800 shares issuable upon the exercise of warrants, 1,250,000 shares of our Series A Convertible Preferred Stock, 833,280 shares of our Series B Convertible Preferred Stock and warrants to purchase 33,332,800 shares of our common stock. This prospectus supplement is incorporated by reference into the prospectus. The prospectus was filed as part of our Registration Statement on Form S-1, as amended (File No. 333-185752). This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Grant of Warrant

On May 22, 2014, our board of directors authorized the grant of a warrant to purchase 30,000 shares of our Series B Convertible Preferred Stock with a par value of $0.001 per share at an exercise price equal to $3.00 per share to either Mr. Alan Krigstein or to Independence Blue Cross, or IBC, or its affiliate as designated by Mr. Krigstein subject to and effective on the date of Mr. Krigstein’s designation to us of the recipient of the warrant. Mr. Alan Krigstein, the executive vice president and chief financial officer of Independence Hospital Indemnity Plan, Inc. (formerly named Independence Blue Cross) and Independence Blue Cross, LLC, or IBC, LLC, was subsequently elected as a director of our company effective June 3, 2014.

On August 14, 2014, we received Mr. Krigstein’s written notice designating the warrant to be issued to IBC, LLC. We granted the warrant to IBC, LLC effective August 14, 2014. The warrant is immediately exercisable, non transferrable and will expire on May 22, 2019.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus any prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 19, 2014